Exhibit 10.1

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into in North Carolina by and between Xerium Technologies, Inc. (the “Company”), a Delaware corporation with its principal place of business in Raleigh, North Carolina and Harold C. Bevis (the “Executive”), effective as of the 15th day of August, 2012 (the “Effective Date”).
WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to employ the Executive in the position of President and Chief Executive Officer and the Executive wishes to accept such employment;
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:
1.    Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.
2.    Term. The employment of the Executive by the Company hereunder shall be for the period commencing on the Effective Date and expiring on the date of the termination of such employment in accordance with Section 5 hereof. For all purposes of this Agreement, references to (a) the “Termination Date” shall mean the date the Executive’s employment hereunder shall terminate pursuant to said Section 5, and (b) references to the “term” of the Executive’s employment hereunder shall mean the period commencing on the Effective Date and ending on the Termination Date. Following the Termination Date, unless specifically otherwise agreed between the Executive and any applicable party, the Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary or otherwise) with the Company or any of its Subsidiaries or Affiliates.
3.    Capacity and Performance.
(a)    During the term of the Executive’s employment hereunder, the Executive shall serve the Company as its President and Chief Executive Officer. In addition, and without further compensation, the Executive shall serve as a director of the Company and as a director and/or officer of one or more of the Company’s Subsidiaries, if so elected or appointed from time to time.
(b)    During the term of the Executive’s employment hereunder, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and its Subsidiaries commensurate with his title and position as may be designated from time to time by the Board of Directors of the Company (the “Board”).
(c)     During the term of the Executive’s employment hereunder, the Executive shall devote his full business time to the advancement of the business and interests of the Company and its Subsidiaries and to the discharge of his duties and responsibilities hereunder; provided, however, that Executive may manage personal investments and affairs for Executive and his family, and participate in industry, trade, professional, non-profit, community or philanthropic activities, serve on civic or charitable boards or committees, in each case to the extent that such activities do not materially interfere with the performance of Executive’s duties under this Agreement and are not in conflict with the business interests of the Company or its Subsidiaries or otherwise compete with the Company or its Subsidiaries and, subject to Executive’s providing advance notice to the Board and the Board’s written consent, which shall not be unreasonably withheld, may serve as a director of two (2) for-profit external boards of directors that do not compete with the Company or its Subsidiaries. The Executive shall not engage in any other business activity or serve in any governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing. The Executive agrees to relocate his primary residence to a location within a reasonable distance of the Company’s offices in Raleigh, North Carolina, as promptly as possible after the Effective Date, but in no event, later than March 1, 2013.
4.    Compensation and Benefits. During the term of the Executive’s employment hereunder as compensation for all services performed by the Executive:
(a)    Base Salary. The Company shall pay the Executive a base salary at the rate of Six Hundred and Sixty-Five Thousand Dollars ($665,000) per year, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board (but not decrease), in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”
(b)    Annual Bonus Plan. The Executive shall be entitled to participate in any and all annual bonus plans (the “Annual Bonus Plans”) from time to time in effect for senior executives of the Company generally. The terms of each Annual Bonus Plan and Executive’s participation therein, including the form of payment, shall be determined by the compensation committee of the Board (or, if there is no such committee, by the Board); provided, however, that (i) the Executive shall be entitled to participate in such plans at a target opportunity of one hundred percent (100%) of his Base Salary (pro-rated in 2012 based on employment commencement date, and, for 2012, payable 50% in shares of the Company’s common stock and 50% in cash), (ii) each year the form of payment shall include at least fifty percent (50%) of such bonus amount in cash and, (iii) provided that the Executive is employed by the Company on the last day of the fiscal year for which such awards were earned with any awards thereunder payable only to the extent earned pursuant to the terms of the applicable Annual Bonus Plan and subject to adjustment in accordance with the terms of the applicable Annual Bonus Plan. Awards payable under the Annual Bonus Plans shall be payable not later than two and one-half (2½) months following the end of the fiscal year for which the awards were earned. The compensation committee of the Board (or, if there is no such committee, the Board) may alter, modify, add to or delete any Annual Bonus Plan at any time as it, in its sole judgment determines to be appropriate.
(c)    Long Term Incentive. Each fiscal year commencing with 2013, the Executive will receive a grant of long-term incentive awards having a fair market value that is not less than two hundred percent (200%) of the Executive's then current Base Salary subject to such time-based and performance-based vesting conditions as the Compensation Committee may impose, in its sole discretion, provided however, such grant shall not be less than $1,400,000. Such long-term incentive awards shall be issued under the Company’s then applicable Long Term Incentive Program and will be made to the Executive at the same time and on the same terms as awards are made to other participants in the Long Term Incentive Program.
(d)     Other Incentive Plans. The Executive shall be entitled to participate in any and all cash, equity, bonus and other incentive plans not otherwise described herein from time to time in effect for senior executives of the Company generally. The terms of each such plan and the Executive’s participation therein shall be determined by the compensation committee of the Board (or, if there is no such committee, by the Board). The compensation committee of the Board (or, if there is no such committee, the Board) may alter, modify, add to or delete any such plan at any time as it, in its sole judgment, determines to be appropriate.
(e)     Vacations. The Executive shall be entitled to an annual vacation of four (4) weeks, with reasonable advance notice and subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.
(f)    Other Benefits. Subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit specifically otherwise provided to the Executive under this Agreement (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Except to the extent such plans are in a category of benefit specifically otherwise provided to the Executive under this Agreement, the Board may alter, modify, add to or delete employee benefit plans at any time as it, in its sole judgment, determines to be appropriate.
(g)    Automobile Allowance. The Company shall provide the Executive while he continues to be employed by the Company with participation in the Company’s standard executive automobile program pursuant to which he would receive a current amount of eight hundred dollars ($800) per month as an automobile allowance.
(h)    Business Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit or other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time. In the case of any reimbursement to which the Executive is entitled pursuant to this Section 4(h) that would constitute deferred compensation subject to Section 409A of the Code, the following additional rules shall apply: (i) the reimbursable expense must have been incurred, except as otherwise expressly provided in this Agreement, during the term of this Agreement; (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iv) the Executive’s entitlement to reimbursement shall not be subject to liquidation or exchange for another benefit.
(i)    Relocation Expenses. The Company shall provide the Executive with the relocation benefits package set forth on Exhibit A attached hereto.
(j)    Sign-On Award.  The Executive shall be entitled to a Sign-On Award (the “Sign-On Award”) consisting of Restricted Stock Units (the “RSUs”) and options to acquire shares of the Company’s common stock (the “Options”) to be provided as follows:

(i)     204,208 RSUs shall be granted to the Executive on the Effective Date.  Assuming the Executive’s continued employment with the Company, one third of the total number of RSUs granted shall vest on each of the second, third and fourth anniversaries of the Effective Date (unless otherwise fully vested immediately prior to any Change of Control or other events) and otherwise be subject to the terms and conditions of the attached RSU Agreement; and
(ii)      Options to acquire 781,701 shares of the Company’s common stock shall be granted to the Executive on the Effective Date.  The exercise price of the Options will be the fair market value of a share of the Company’s common stock on the date of grant.  Assuming the Executive’s continued employment with the Company, one third of the total number of Options granted shall vest and become exercisable on each of the second, third and fourth anniversaries of the Effective Date (unless otherwise fully vested immediately prior to any Change of Control or other events) and otherwise be subject to the terms and conditions of the attached Option Agreement.

(k)    Country Club Use. During the term of the Executive’s employment hereunder, the Executive shall be eligible to use a Company-owned country club membership at the McConnell Golf Course in Wakefield Plantation, Raleigh, North Carolina.
(l)    Annual Physical Examination. During the term of the Executive’s employment hereunder, the Company shall reimburse the Executive for the cost and expense of an annual physical and related testing conducted at the Duke University Medical Center to the extent the cost and expense of such physical and testing are not covered by the Company’s group health plan in which the Executive is enrolled.
(m)    Payments/Actions by Company. Wherever it is provided in this Agreement that payment of any form of compensation or any other action shall be made by the Company, such payment or action may be made by any Subsidiary or Affiliate of the Company.
5.    Termination of Employment. The Executive’s employment hereunder shall terminate under the following circumstances:
(a)     Death. In the event of the Executive’s death during the term of Executive’s employment hereunder, the Executive’s employment shall immediately and automatically terminate.
(b)    Disability. The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder. For this purpose, disability means that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than six (6) months under an accident and health plan covering employees of the Company. If any question shall arise as to whether during any period the Executive is disabled within the meaning of this Section 5(b), the Executive, at the request of the Company, shall submit to a medical examination, at the Company’s sole cost and expense, by a physician mutually selected and agreed upon by the Company and Executive to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.
(c)    By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth the nature of such Cause. The following shall constitute Cause for termination: (i) the Executive’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude (other than one involving a motor vehicle); (ii) the Executive’s fraud, theft or embezzlement committed with respect to the Company or its Subsidiaries; (iii) material breach by the Executive of any of the provisions of Sections 8, 9 or 10 hereof that causes demonstrable harm to the Company or any of its Subsidiaries; or (iv) the Executive’s willful and continued failure to perform his material duties to the Company and its Subsidiaries; provided, however, that the Company may terminate Executive’s employment hereunder for “Cause” within the meaning of this clause (iv) only after the Company has provided written notice to the Executive of the failure and the Executive shall not have remedied such failure within thirty (30) days following the effectiveness of such notice. “Cause” (including, without limitation, any “Cause” under clause (iv) above) shall not include any act or omission reasonably believed by the Executive in good faith to have been in and not opposed to the best interests of the Company and its Subsidiaries (without intent to gain, directly or indirectly, a profit to which the Executive was not legally entitled) and reasonably believed by the Executive not to have been improper or unlawful. In the event of any dispute between the Executive and the Company regarding whether “Cause” exists, any determination by the Board shall be subject to de novo review by any forum deciding the disputed issue, provided that such de novo review shall not otherwise change or shift the burden of proof in connection with any dispute resolution proceeding.
(d)    By the Company Other than for Cause. The Company may terminate the Executive’s employment, hereunder other than for Cause at any time upon not less than thirty (30) days notice to the Executive. In the event of termination of the Executive pursuant to this Section 5(d), the Board may elect to waive the period of notice or any portion thereof (it being understood that if the Board elects to waive the period of notice, or any portion thereof, the Company shall pay Executive’s Base Salary through the notice period or any portion thereof so waived).
(e)    By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder other than for Good Reason (as defined in Section 5(f) below) at any time upon the provision of sixty (60) days written notice to the Company. In the event of termination of the Executive pursuant to this Section 5(e), the Board may elect to waive the period of notice or any portion thereof.
(f)    By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason; provided, that such written notice must be delivered to the Company within ninety (90) days of the initial existence of the condition or circumstance constituting or giving rise to the purported Good Reason. A termination by the Executive hereunder shall not be treated as a termination for Good Reason if the Company remedies the condition or circumstance constituting or giving rise to the purported Good Reason within thirty (30) days of the receipt of the Executive’s notice, or if actual termination occurs more than two (2) years following the initial existence of such condition or circumstance. The following shall constitute Good Reason for purposes of this Agreement: (i) relocation of the Executive’s primary office to a location that is more than fifty (50) miles from his then-current principal residence (following the Executive’s relocation of his principal residence to a location within reasonable commuting distance of the Company’s offices in Raleigh, North Carolina), it being understood that the Executive may be required to travel frequently and that prolonged periods spent away from Executive’s office shall not constitute Good Reason; (ii) the assignment to Executive of duties materially inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3; (iii) the material breach by the Company of any material provision of this Agreement; (iv) any material reduction in the Base Salary or the applicable percentages of Base Salary used to determine bonuses under the Annual Bonus Plans; or (v) the Company’s failure to cause any successor to assume this Agreement as required by Section 19 below.
6.    Compensation upon Termination.
(a)    Death. In the event of a termination of the Executive’s employment hereunder by reason of death as contemplated by Section 5(a), the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, the accrued compensation and vested benefits required to be paid or provided pursuant to Section 6(g). In addition, the Company shall pay the Executive’s beneficiary or, if no beneficiary has been designated by the Executive, to his estate, the Annual Bonus for the fiscal year in which the Executive’s employment is terminated (pro-rated based on employment through the date of termination). The amount of such pro-rated Annual Bonus will be determined based on actual performance during such fiscal year and will be paid at the same time Annual Bonuses are paid to other members of senior management.
(b)    Disability. In the event of any termination of the Executive’s employment hereunder by reason of disability as contemplated by Section 5(b), the Company shall pay to the Executive the accrued compensation and vested benefits required to be paid or provided pursuant to Section 6(g). In addition, the Company shall pay the Executive the Annual Bonus for the fiscal year in which the Executive’s employment is terminated (pro-rated based on employment through the date of termination). The amount of such pro-rated Annual Bonus will be determined based on actual performance during such fiscal year and will be paid at the same time Annual Bonuses are paid to other members of senior management. The Company shall also continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans for eighteen (18) months (or such longer period as may be provided under the employee benefit plans of the Company) subject to any employee contribution applicable to the Executive on the Termination Date, but only if the Executive does not have access at reasonable cost to substantially equivalent benefits through another employer, and provided that the Executive is entitled to continue such participation under applicable law and plan terms. For the purpose of insuring that the Executive receives the full benefit of the Company’s short-term disability insurance plan, the Termination Date under Section 5(b) (Termination for Disability) shall be no earlier than the date that corresponds with the date the Executive exhausts his eligibility for short-term disability insurance benefits under the Company’s then-existing short-term disability plan. For the avoidance of doubt, nothing in this Agreement is intended to affect any rights the Executive may have under any long-term disability plan the Company may have and in which the Executive is entitled to participate.
(c)    By the Company for Cause. In the event of any termination of the Executive’s employment hereunder by the Company for Cause as contemplated by Section 5(c), the Company shall have no further obligations to the Executive under this Agreement other than payment of accrued compensation and vested benefits required to be paid or provided pursuant to Section 6(g).

(d)    By the Company Other than for Cause or by the Executive for Good Reason. In the event of any termination of the Executive’s employment hereunder by the Company pursuant to Section 5(d) or by the Executive pursuant to Section 5(f), the Company shall pay to the Executive the accrued compensation and vested benefits required to be paid or provided pursuant to Section 6(g). In addition, the Company shall provide the Executive with the compensation and benefits described in (i) and (ii) below.
(i)    Not Close in Time to a Change of Control. In the event of any termination of the Executive’s employment hereunder by the Company pursuant to Section 5(d) or by the Executive pursuant to Section 5(f), which does not occur within three (3) months prior to or within two (2) years following a Change of Control, the Company (A) shall continue to pay the Executive the Base Salary at the rate in effect on the Termination Date for eighteen (18) months, (B) the Annual Bonus for the fiscal year in which the Executive’s employment is terminated (pro-rated based on employment through the date of termination) and (C) subject to any employee contribution applicable to the Executive on the Termination Date, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans for eighteen (18) months, but only if the Executive does not have access at reasonable cost to substantially equivalent benefits through another employer, and provided that the Executive is entitled to continue such participation under applicable law and plan terms. In the event that the Executive is not permitted to continue under applicable law or the plan terms for the entire eighteen (18) month period for any reason, the Company shall reimburse the Executive for the portion of his monthly COBRA premium that is equal to the employer portion of the premium paid by the Company immediately prior to the Executive’s termination for the remainder of such eighteen month period. All such reimbursements shall be made no later than two (2) months following the end of the year in which the expense was incurred. The amount of the pro-rated Annual Bonus payable pursuant to clause (B) above will be determined based on actual performance during such fiscal year and will be paid at the same time Annual Bonuses are paid to other members of senior management.
(ii)    Close in Time to a Change of Control. In the event of any termination of the Executive’s employment hereunder by the Company pursuant to Section 5(d) or by the Executive pursuant to Section 5(f), which occurs within three (e) months prior to or within two (2) years following a Change of Control, the Company (A) shall continue to pay the Executive the Base Salary at the rate in effect on the Termination Date for twenty-four (24) months, (B) the Annual Bonus for the fiscal year in which Executive’s employment is terminated (pro-rated based on employment through the date of termination) and (C) subject to any employee contribution applicable to the Executive on the Termination Date, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans for twenty-four (24) months, but only if the Executive does not have access at reasonable cost to substantially equivalent benefits through another employer, and provided that the Executive is entitled to continue such participation under applicable law and plan terms. In the event that the Executive is not permitted to continue under applicable law or the plan terms prior to the end of the twenty-four (24) month period for any reason, the Company shall reimburse the Executive for the portion of his COBRA premium that is equal to the employer portion of the premium costs paid by the Company immediately prior to the Executive’s termination (“Employee’s Portion”) for eighteen months following the termination of employment and if, at the end of that eighteen (18) month period he is still participating in the Company’s group medical and dental plans, the Company shall pay him a lump sum amount equal to six (6) months of the Employer’s Portion. Said lump sum payment shall be made within thirty (30) days following the end of that eighteen (18) month period. All such reimbursements shall be made no later than two (2) months following the end of the year in which the expense was incurred. The amount of the pro-rated Annual Bonus payable pursuant to clause (B) above will be determined based on actual performance during such fiscal year and will be paid at the same time annual bonuses are paid to other members of senior management.
(iii)    Conditions. Any obligation of the Company to the Executive under Sections 6(b) and 6(d) hereof (other than the accrued compensation and vested benefits required to be paid or provided pursuant to Section 6(g)) is conditioned upon (A) the Executive’s signing a release of claims in the form of Exhibit B attached hereto (the “Employee Release”) and (B) the Executive’s continued full performance of his continuing obligations hereunder, including those under Sections 8 and 9. The Company shall provide the Executive with an executable copy of the Employee Release within seven (7) days following the Termination Date. The Executive must execute the Employee Release within the time period specified in the Employee Release which shall not be longer than forty-five (45) days. The Employee Release shall not be effective until any applicable revocation period has expired. Base Salary to which the Executive is entitled under Sections 6(b) and 6(d) hereof shall be payable in accordance with the normal payroll practices of the Company in effect on the Termination Date and will begin at the Company’s next regular payroll period which is at least five (5) business days following the effective date of the Employee Release, but shall be retroactive to next business day following the Termination Date, provided, however, that in all cases, such payments shall commence within ninety (90) days following the Executive’s separation from service, and further provided that if the ninety (90) day period begins in one taxable year for the Executive and ends in the subsequent taxable year for the Executive, then the payments shall not commence until the subsequent taxable year pursuant to the guidance provided in IRS Notice 2010-80.
(iv)     No reduction. The payments and contributions by the Company that are described in Sections 6(d)(i) and 6(d)(ii) hereof shall not be reduced by any income or other compensation received by the Executive subsequent to the termination of his employment.
(e)    By the Executive Other than for Good Reason. If the Executive shall terminate his employment pursuant to Section 5(e), the Company shall have no further obligations to the Executive under this Agreement other than payment of accrued compensation and vested benefits required to be paid or provided pursuant to Section 6(g). Notwithstanding the foregoing, if the Board elects to waive the period of notice, or any portion thereof, the payment of Base Salary shall continue through the notice period or any portion thereof so waived.
(f)    Delay in Payment Commencement on Account of Internal Revenue Code Section 409A. If the Executive is, at the time of separation from service, a “specified employee” (as hereinafter defined), any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Code, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall not be paid until the date which is six (6) months and one (1) day after the date of such separation from service or, if earlier, the Executive’s date of death. In this regard, any payments that otherwise would have been made during such six (6) month period shall be paid to the Executive in a lump sum on the first date on which they may be paid, together with interest credited at the short-term applicable federal rate, compounded daily. For purposes of this subsection (f), “specified employee” means an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code. The Company may, but need not, elect in writing, subject to the applicable limitations under

Section 409 A of the Code, any of the special elective rules prescribed in Section 1.409A-l(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of this Agreement.
(g)    Payment of Post-Termination Accrued Obligations Generally. In addition to the compensation and benefits provided pursuant to other provisions in this Section 6, following the Executive’s termination of employment for any reason, the Company (or its Affiliated or Subsidiaries, as applicable) shall (i) pay the Executive (or his beneficiary or estate if the Executive has died) all accrued but unpaid Base Salary earned through his Termination Date in accordance with the Company’s regular payroll practices, (ii) any accrued but unpaid Annual Bonus earned for the fiscal year ended prior to the Termination Date (except in the case of a Termination by the Company for Cause in accordance with the Section 5(c)) at the same time that annual bonuses are payable to other members of senior management, (iii) provide any vested benefits under any employee benefit plan referred to in Section 4(f) which specifically is designed to provide benefits following termination of employment (such as any such plan providing benefits upon disability or retirement) (but subject to all of the terms, if any, of each such other benefit plan as to how such vested benefits will be treated following termination of employment) and (iv) reimburse the Executive within thirty (30) days of his Termination Date for any business expenses incurred by the Executive prior to the Termination Date to the extent not reimbursed prior to the Termination Date, and (v) pay or provide the Executive with any other compensation, benefits or rights expressly set forth in any other written agreement to which Executive and any of the Company or any of its Subsidiaries or Affiliates shall become parties from time to time after the date hereof.
7.    Limitation.
(a)    In the event that it is determined that any payment or benefit provided by the Company or any of its Subsidiaries to or for the benefit of the Executive, either under this Agreement or otherwise, and regardless of under what plan or arrangement it was made, would, absent the application of this Section 7, be subject to excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any successor provision (“Section 4999”), the Company will automatically reduce such payments and/or benefits to the extent, but only to the extent, necessary so that no portion of the remaining payments and/or benefits will be subject to the Excise Tax, unless the amount of such payment and benefits that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such payments and benefits that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. If any payments or benefits are reduced pursuant to the preceding sentence, the Company shall have discretion in determining which, if any, of several payments and/or benefits (if more than one) are to be reduced.
(b)     Determinations as to whether any cutback is required and the amount of any cutback that may be required under this Section 7 will be made by the Company’s tax accountant unless the Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen jointly by the Company and the Executive (the firm making the determinations to be referred to as the “Firm”). The determinations of the Firm will be binding upon the Company and the Executive except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.

8.    Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries:
(a)    While the Executive is employed by the Company and for eighteen (18) months after his employment terminates (the “Non-Competition Period”) the Executive shall not, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, sell, distribute, manufacture, or market products that are substantially the same as the Products (“Competitive Activities”), it being understood that, as of the Effective Date, Competitive Activities are selling, distributing, manufacturing or marketing textile belts and rolls used in the manufacturing of paper and paperboard: (i) anywhere throughout the world; (ii) in North America; (iii) in South America; (iv) in Europe; (v) in Asia; (vi) in Australia; (vii) in the United States; (viii) in those states of the United States in which the Company or any of its Subsidiaries sells Products or conducts business activities. Specifically, but without limiting the foregoing, the Executive agrees that during the Non-Competition Period, he shall not: (A) undertake any planning for any business involved in Competitive Activities; or (B) engage in any manner in any Competitive Activity. For the purposes of this Section 8, the Executive’s undertaking shall encompass all items and products that are intended to be used as direct substitutes for Products.
(b)     The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Subsidiaries that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Subsidiaries.
(c)     The Executive further agrees that while he is employed by the Company and during the period of eighteen (18) months after his employment terminates, the Executive will not, (i) hire or attempt to hire any employee of the Company or any of its Subsidiaries, (ii) hire or attempt to hire any independent contractor providing services to the Company or any of its Subsidiaries in connection with any Competitive Activity, (iii) assist in hiring or any attempt to hire anyone identified in clauses (i) or (ii) of this sentence by any other Person, (iv) encourage any employee or independent contractor of the Company or any of its Subsidiaries to terminate his or her relationship with the Company or any of its Subsidiaries, or (v) solicit or encourage any customer or vendor of the Company or any of its Subsidiaries to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any Person any Competitive Activity. For purposes of the Executive’s obligations hereunder during that portion of the Non-Competition Period that follows the Termination Date, employee, independent contractor, customer or vendor of the Company or any of its Subsidiaries shall mean any Person who was such at any time during the six (6) months immediately preceding the Termination Date.
(d)     In the event that the eighteen (18) months period stated above is held unenforceable by a court of competent jurisdiction due to its length, then the period shall be one (1) year.
(e)    The provisions of Section 8(a) shall not be deemed breached as a result of Executive’s passive ownership of less than an aggregate of 5% of any class of securities of a Person engaged, directly or indirectly, in Competitive Activities, so long as Executive does not actively participate in the business of such Person; provided, however, that the stock of such Person is listed on a national securities exchange.
9.    Confidential Information.

(a)    The Executive acknowledges that the Company and its Subsidiaries continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Subsidiaries during his employment with the Company, and that the Executive may learn of Confidential Information during the course of such employment. The Executive will comply with the policies and procedures of the Company and its Subsidiaries for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Subsidiaries), any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Subsidiaries. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.
(b)     All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Subsidiaries. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.
10.    Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.
11.    Notification Requirement. Until the conclusion of the Non-Competition Period, the Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which the Executive remains subject to any of the covenants set forth in Section 8, the Executive shall provide such prospective employer with written notice of such provisions of this Agreement (with a copy sent simultaneously to the Company), unless such prospective employer is clearly not engaged in Competitive Activities (for example, a university).
12.    Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8, 9 and 10 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 8, 9 and 10 hereof, the damage to the Company may be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Sections 8, 9 and 10 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision may be “blue penciled” or written by the court to the extent necessary to render it enforceable to the maximum extent permitted by law.
13.    Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.
14.    Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 14 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
(a)    “Affiliate” means, with respect to the Company or any other specified Person, any other Person directly or indirectly controlling, controlled by or under common control with the Company or such other specified Person, where control may be by management authority, equity interest or other means.
(b)    “Change of Control” shall mean any of the following which takes place after the Effective Date: (i) any Person or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), other than the Company or any of its Subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its Subsidiaries, becomes a beneficial owner, directly or indirectly, in one or a series of transactions, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company; (ii) any merger or consolidation involving the Company or any sale or other disposition of all or substantially all of the assets of the Company, or any combination of the foregoing, occurs and the beneficial owners of the Company’s voting securities outstanding immediately prior to such consolidation, merger, sale or other disposition do not, immediately following the consummation of such consolidation, merger, sale or other disposition, hold beneficial ownership, directly or indirectly, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for election of directors of the surviving or resulting corporation in the case of any merger or consolidation or of the acquiring Person or Persons in the case of any sale or other disposition; or (iii) within twelve (12) months after a tender offer or exchange offer for voting securities of the Company (other than by the Company or any of its Subsidiaries), individuals who are Continuing Directors shall cease to constitute a majority of the Board. For the purpose of this definition, the term “beneficial owner” (and correlative terms, including “beneficial ownership”) shall have the meaning set forth in Rule 13d-3 under the Act.
(c)     “Confidential Information” means any and all confidential and proprietary information of the Company and its Subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information which, if disclosed by the Company or its Subsidiaries, would assist in competition against them. Confidential Information includes without limitation such information relating to (i)

the development, research, testing, manufacturing, marketing and financial activities of the Company and its Subsidiaries, (ii) the products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Subsidiaries, together with all services provided or planned by the Company or any of its Subsidiaries, during the Executive’s employment with the Company or any of its Subsidiaries (including prior to the Effective Date if applicable), (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Subsidiaries, (iv) the identity and special needs of the customers of the Company and its Subsidiaries and (v) the people and organizations with whom the Company and its Subsidiaries have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Subsidiaries have received, or may receive hereafter, from others which was received by the Company or any of its Subsidiaries with any understanding, express or implied, that the information would not be disclosed. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company and its Subsidiaries or information obtained by Executive from a third party (other than pursuant to a breach by Executive of this Agreement).
(d)     “Continuing Director” means, with respect to any event referred to in the definition of “Change of Control,” each individual who was a director of the Company immediately prior to the event in question and each individual whose election as a director by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of two-thirds of the directors then still in office who were directors immediately prior to such event or whose election or nomination was previously so approved.
(e)    “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company or any of its Subsidiaries) during the Executive’s employment with the Company or any of its Subsidiaries that relate to either the products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Subsidiaries, together with all services provided or planned by the Company or any of its Subsidiaries, during the Executive’s employment with the Company or any of its Subsidiaries (including prior to the Effective Date if applicable) or any prospective activity of the Company or any of its Subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Subsidiaries.
(f)    “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization.
(g)    “Products” mean all products manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Subsidiaries, together with all services provided by the Company or any of its Subsidiaries, as of the date of Executive’s termination of employment.
(h)     “Subsidiary” shall mean any Person of which the Company (or other specified Person) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, membership, joint venture or similar interests, or in which the

Company (or other specified Person) or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.
15.    Section 409A. The compensation and benefits provided to the Executive hereunder are intended to be exempt from the requirements of Section 409A of the Code or to comply with the requirements of Section 409A of the Code so that the Executive will not be subject to tax penalties imposed under Section 409A of the Code and this Agreement shall be construed accordingly. All references in this Agreement to termination of employment, separation from service, retirement and similar or correlative terms, when used in a context that bears upon the vesting, payment or timing of payment of any amounts or benefits that constitute or could constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-l(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of this Agreement. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.
16.    Nondisparagement.
(i)     The Executive shall not, whether in writing or orally, publicly malign, denigrate or disparage the Company, its Subsidiaries or Affiliates or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light.
(ii)    The directors, officers and members of senior management of the Company, its Subsidiaries and Affiliates shall not, whether in writing or orally, publicly malign, denigrate or disparage the Executive with respect to any of his past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray the Executive in an unfavorable light.
(iii)     Nothing in Section 16(i) or 16(ii) shall or shall be deemed to prevent or impair the Executive or the directors, officers and members of senior management of the Company, its Subsidiaries and Affiliates from pleading or testifying, to the extent that he or she reasonably believes his or her pleadings or testimony to be true, in any legal or administrative proceeding if such testimony is compelled or requested, or from otherwise complying with legal requirements.
17.    Survival. The provisions of this Agreement shall survive following the Termination Date if so provided herein or desirable to accomplish the purposes of other surviving provisions, including without limitation the provisions of Sections 6, 7, 8, 9, 11, 15, and 16.
18.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
19.    Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets so long as the Company requires any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
20.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
21.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
22.     Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, when delivered by courier at the Executive’s last known address on the books of the Company, or five (5) business days following deposit in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board or to such other address as either party may specify by notice to the other actually received.
23.    Entire Agreement. This Agreement and the other plans and documents specifically referred to herein constitute the entire agreement between the parties regarding the subject matter of this Agreement and such other plans and documents and supersede all prior communications, agreements and understandings, written or oral, with respect to such subject matter.
24.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.
25.    Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
26.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
27.    Governing Law. This is a North Carolina contract and shall be construed and enforced under and be governed in all respects by the laws of the State of North Carolina, without regard to the conflict of laws principles thereof.

28.    Seal. The Executive warrants and represents that he hereby adopts the word/symbol (SEAL) as his seal with the intent that this Agreement be signed by the Executive under seal and treated as a sealed instrument.
29.    Consideration. The parties expressly waive any defense either may now or hereafter have as to the lack of inadequacy of consideration for this Agreement.
30.    Director’s and Officer’s Liability Insurance; Indemnification. The Company shall indemnify Executive to the fullest extent permitted by law (to the extent not prohibited by the Company’s Certificate of Incorporation or Bylaws in effect as of the date hereof, a copy of which has been provided to Executive) for any actions or inactions as an officer or director of the Company, its Subsidiaries or any related entity and as a fiduciary of any benefit plan of any of the foregoing.
31.    Reimbursement of Legal Expenses. The Company will reimburse the Executive for reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and execution of this Agreement and the agreements ancillary hereto up to Twenty-Five Thousand and 00/100 Dollars ($25,000). Said reimbursement shall be made within thirty (30) days after the Executive submits to the Company the invoice for such legal fees and expenses.
THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Executive, and by the Company, through its duly authorized representative, as the date first above written.
THE EXECUTIVE:    XERIUM TECHNOLOGIES, INC.

Harold C. Bevis___________________ (SEAL)    By: /s/ James F. Wilson__________
Harold C. Bevis    Name:     James F. Wilson_________
Title: Chairman of the Board______

EXHIBIT A

RELOCATION PACKAGE

The Company will provide the Executive with the Company’s normal relocation package and, in addition and notwithstanding anything to the contrary in that package, the Company shall:

1.
Reimburse the Executive for temporary housing and relocation expenses he incurs for a maximum of four (4) months following the Effective Date. Reimbursement for such temporary housing and relocation expenses shall include rent, utilities, airfare, taxes, insurance, and such other expenses as are reasonably attributable to residence in temporary housing and relocation, up to a maximum total reimbursement of Five Thousand Dollars and 00/100 ($5,000.00) per month.

2.	Reimburse the Executive for two househunting trips for the Executive and his family members associated with the relocation.

3.	Pay for shipment of two of the Executive’s automobiles from Illinois to North Carolina.

4.
Pay for the cost of storage of the Executive’s household goods for up to eight (8) months and pay for the cost of moving his household goods from storage and from his temporary housing to his permanent housing.

5.	Assist the Executive with the sale of his personal residence as follows:

a.	The Company shall select a relocation company which shall obtain broker market analyses (“BMA”) from three brokers providing an expected selling price for the residence.

b.	The Executive shall list the residence with one of those three brokers.

c.	The residence shall be listed at 105% of the average of the three BMA values.

d.
If the residence has not been sold sixty (60) days after the initial listing, then on the sixty-first (61st) day after the initial listing, the listing price shall be reduced to 102% of the BMA and an appraisal process shall begin. The Executive shall select two appraisers and an alternate appraiser from a list of appraisers provided to the Executive by the relocation company.

e.
After the appraisers are selected, the two selected appraisers shall provide appraisals of the residence. If the two appraisal values are reasonably close in value, those two appraisals shall be averaged to determine the “Buyout Price.” If the two appraisals are not reasonably close in value, then an appraisal shall be obtained from the alternate appraiser and that third appraisal shall be averaged with the closer in value to it of the other two appraisals. The resulting average shall be the Buyout Price.

f.
If the residence has not sold 120 days after the initial listing, then the Executive shall have seven (7) days in which to notify the Company in writing that he wants the Company to buy the residence at the Buyout Price. If he so notifies the

Company, the Company shall commence proceedings to buy the residence at the Buyout Price, otherwise the Executive shall continue to market the residence.
If there is any discrepancy between this Exhibit A and the Company’s normal relocation package, the provisions of this Exhibit A shall govern. The parties acknowledge that Crown Relocations is not the party handling the relocation.

EXHIBIT B

RELEASE OF CLAIMS
1.    Release of Claims

In consideration of the payments and benefits described in the Employment Agreement (the “Employment Agreement”) dated as of August [__], 2012, by and among Harold Bevis (hereinafter “you” or “Executive”) and Xerium Technologies, Inc. (hereinafter the “Company”), to which you agree that you are not entitled until and unless you execute this Release of Claims (“Release”) and it becomes effective in accordance with the terms hereof, you, for and on behalf of yourself and your heirs, successors and assigns, except as specifically otherwise provided in the last sentence of this Section 1 and Section 2 of this Release, hereby waive and release any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which you ever had, now have or may have against the Company and each of its shareholders, subsidiaries, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns, (collectively, the “Releasees”) by reason of acts or omissions which have occurred on or prior to the date that you sign this Release, on account of, arising out of or in connection with your employment and/or the termination thereof, or the provision of any services to the Releasees, or any term or condition of that employment or service, arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. You further agree that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by you, your descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, you acknowledge that you intend to waive and release any rights known or unknown that you may have against the Releasees under these and any other laws by reason of acts or omissions which have occurred on or prior to the date that you sign this Release, on account of, arising out of or in connection with your employment and/or the termination thereof, or the provision of any services to the Releasees, or any term or condition of that employment or service; provided, that you do not waive or release claims with respect to (a) rights that cannot be so released as a matter of applicable law, (b) breach of the terms, provisions or covenants of this Release or the payments and benefits provided to you and your family members pursuant to Section 6 of the Employment Agreement, (c) accrued vested benefits under employee benefit plans of the Company and its subsidiaries subject to the terms and conditions of such plans and applicable law, (d) any rights you may have solely in connection with your capacity as a stockholder of the Company (without regard to your employment or termination of employment with the Company), (e) any claim arising under the terms of the Employment Agreement after the effective date of this release, and (f) any claims subject to (A) indemnification by the Company under any current article, section or provision of the Company’s Certificate of Incorporation or

Bylaws related to liability and/or indemnification of officers and directors of the Company or under any former article, section or provision of any of the foregoing which remain in force, or (B) coverage under any of the Company’s director and officer insurance policies (collectively, the “Unreleased Claims”).

2.    Proceedings

You acknowledge that you have not filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). You represent that you are not aware of any basis on which such a Proceeding could reasonably be instituted. Except with respect to Unreleased Claims, you (i) acknowledge that you will not initiate or cause to be initiated any Proceeding and will not participate in any Proceeding related to any claims released by you under Section 1 of this Release, in each case, except as required by law; and (ii) waive any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding related to any claims released by you under Section 1 of this Release, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, you understand that, by executing this Release, you will be limiting the availability of certain remedies that you may have against the Company and limiting also your ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent you from (i) initiating or causing to be initiated any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); (ii) initiating or participating in an investigation or proceeding conducted by the EEOC or any other Federal, State or Local governmental or quasi-governmental entity; or (iii) filing any claim for unemployment benefits.

3.    Time to Consider

You acknowledge that you have been advised that you have twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release. You acknowledge that you were provided with this Release in connection with the negotiation of your employment agreement with the Company in August of 2012. You further acknowledge that you may not execute this Release prior to the date your employment with the Company terminates. YOU FURTHER ACKNOWLEDGE THAT YOU HAVE READ THIS RELEASE CAREFULLY, YOU HAVE BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE, AND YOU FULLY UNDERSTAND THAT BY SIGNING BELOW YOU ARE GIVING UP CERTAIN RIGHTS WHICH YOU MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES. YOU ACKNOWLEDGE THAT YOU HAVE NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND YOU AGREE TO ALL OF ITS TERMS VOLUNTARILY.

4.    Revocation

You hereby acknowledge and understand that you shall have seven (7) days from the date of execution of this Release to revoke your execution of this Release and that neither the Company nor any other person is obligated to provide any benefits to you pursuant to this Release until eight (8) days have passed since your signing of this Release without your having revoked this Release.

If you revoke this Release, you will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

5.    No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by the Executive or the Company.
6.    General Provisions
A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.
7.    Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of North Carolina without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, you have hereunto set your hand as of the day and year set forth opposite your signature below.

________________________        __________________________
Date:                        Harold C. Bevis